EXHIBIT 4

                                  $160,000,000

                                CREDIT AGREEMENT

                                  dated as of

                                October 15, 1996

                                     among

                       CADMUS COMMUNICATIONS CORPORATION,

                            The Banks Listed Herein,

                        WACHOVIA BANK OF GEORGIA, N.A.,
                                    as Agent

                     FIRST UNION NATIONAL BANK OF VIRGINIA,
                                  as Co-Agent

                                      and

                               NATIONSBANK, N.A.,
                                  as Co-Agent

                                CREDIT AGREEMENT


                  AGREEMENT dated as of October 15, 1996 among CADMUS COMMUNICATIONS CORPORATION, the BANKS listed on the signature pages hereof, FIRST UNION NATIONAL BANK OF VIRGINIA, as Co-Agent and a Bank, NATIONSBANK, N.A., as Co-Agent and a Bank, and WACHOVIA BANK OF GEORGIA, N.A., as Agent.

                  The parties hereto agree as follows:

                                                     ARTICLE I

                                                    DEFINITIONS

                  SECTION 1.01. Definitions. The terms as defined in this
Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

                  "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.06(c).

                  "Affiliate" of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or
(iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agent" means Wachovia Bank of Georgia, N.A., a national banking association organized under the laws of the United States of America, in its capacity as agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

                  "Agent's Letter Agreement" means that certain letter agreement, dated as of September 9, 1996, between the Borrower and the Agent relating to the structure of the Term Loans and Revolving Credit Loans, and certain fees from time to time payable by the Borrower to the Agent, together with all amendments and modifications thereto.

                  "Agreement" means this Credit Agreement, together with all amendments and supplements hereto.

                  "Applicable Facility Fee Rate" has the meaning set forth in
Section 2.07(a).

                  "Applicable Margin" has the meaning set forth in Section 2.06(a).

                  "Assignee" has the meaning set forth in Section 9.07(c).

                  "Assignment and Acceptance" means an Assignment and Acceptance executed in accordance with Section 9.07(c) in the form attached hereto as Exhibit K.

                  "Authority" has the meaning set forth in Section 8.02.

                  "Bank" means each bank listed on the signature pages hereof as having a Term Loan Commitment and Revolving Credit Commitment, and its successors and assigns.

                  "Base Rate" means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, and (ii) one-half of one percent above the Federal Funds Rate for such day. For purposes of determining the Base Rate for any day, changes in the Prime Rate and the Federal Funds Rate shall be effective on the date of each such change.

                  "Base Rate Borrowing" means: (i) a Term Loan Borrowing if the advances under such borrowing bear or are to bear interest calculated by reference to the Base Rate; and (ii) a Revolving Credit Borrowing if the advances under such borrowing bear or are to bear interest calculated by reference to the Base Rate.

                  "Base Rate Loan" means: (i) the Term Loans during periods in which the Term Loans bear or are to bear interest calculated by reference to the Base Rate; and (ii) Revolving Credit Loans which bear or are to bear interest calculated by reference to the Base Rate.

                  "Borrower" means Cadmus Communications Corporation, a corporation incorporated under the laws of the Commonwealth of Virginia, and its successors and permitted assigns.

                  "Borrower Officer's Certificate" has the meaning set forth in
Section 3.01(f).

                  "Capital Stock" means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

                  "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. ss.9601 et seq. and its implementing regulations and amendments.

                  "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

                  "Change of Law" shall have the meaning set forth in Section 8.02.

                  "Closing Certificate" has the meaning set forth in Section 3.01(e).

                  "Closing Date" means October 15, 1996.

                  "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

                  "Compliance Certificate" has the meaning set forth in Section 5.01(c).

                  "Consolidated Fixed Charges" for any period means the sum of
(i) Consolidated Interest Expense for such period, and (ii) all payment obligations of the Borrower and its Consolidated Subsidiaries for such period under all operating leases and rental agreements.

                  "Consolidated Funded Debt" means, at any date, the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

                  "Consolidated Interest Expense" for any period means interest expensed in respect of Debt of the Borrower or any of its Consolidated Subsidiaries outstanding during such period.

                  "Consolidated Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) extraordinary items and (ii) any equity interests of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

                  "Consolidated Net Worth" means, at any time, Stockholders' Equity.

                  "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

                  "Consolidated Total Assets" means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

                  "Consolidated Total Capital" means, at any time, the sum of
(i) Consolidated Net Worth, and (ii) Consolidated Funded Debt, provided, that for purposes of this definition only, in determining Consolidated Funded Debt, clauses (vii), (viii) and (ix) of the definition of Debt contained in this Agreement shall be disregarded.

                  "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

                  "Debt" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation),
(vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt of others Guaranteed by such Person.

                  "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

                  "Default Rate" means, with respect to any Revolving Credit Loan or Term Loan, on any day, the then highest interest rate (including the Applicable Margin) which may be applicable to any EuroDollar Loan or Base Rate Loan hereunder (irrespective of whether any such type of loans are actually outstanding hereunder).

                  "Dollars" or "$" means dollars in lawful currency of the United States of America.

                  "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Georgia are authorized or required by law to close.

                  "EBILT" for any period means the sum of: (i) Consolidated Net Income, (ii) taxes on income, and (iii) Consolidated Fixed Charges, all determined with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP.

                  "Environmental Authority" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

                  "Environmental Authorizations" means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary required by any Environmental Requirement.

                  "Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

                  "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

                  "Environmental Liabilities" means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

                  "Environmental Notices" means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

                  "Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

                  "Environmental Releases" means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

                  "Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

                  "Euro-Dollar Borrowing" means: (i) a Term Loan Borrowing if the advances under such borrowing bear or are to bear interest at a rate based upon the London Interbank Offered Rate; and (ii) a Revolving Credit Borrowing if the advances under such borrowing bear or are to bear interest at a rate based upon the London Interbank Offered Rate.

                  "Euro-Dollar Business Day" means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

                  "Euro-Dollar Loan" means: (i) the Term Loans during periods in which the Term Loans bear interest at a rate based upon the London Interbank Offered Rate; and (ii) Revolving Credit Loans which bear or are to bear interest at a rate based upon the London Interbank Offered Rate.

                  "Euro-Dollar Reserve Percentage" has the meaning set forth in
Section 2.06(c).

                  "Event of Default" has the meaning set forth in Section 6.01.

                  "Existing Facility" means that certain Credit Agreement dated as of June 12, 1996 by and between the Borrower, the Agent, NationsBank, N.A., as Co-Agent and a bank, First Union National Bank of Virginia, as Co-Agent and a bank, Wachovia Bank of North Carolina, N. A., as a bank and Crestar Bank, as a bank.

                  "Facility Fee Determination Date" has the meaning set forth in
Section 2.07(a).

                  "Facility Fee Payment Date" means each March 31, June 30, September 30 and December 31.

                  "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Wachovia on such day on such transactions as determined by the Agent.

                  "Fiscal Quarter" means any fiscal quarter of the Borrower.

                  "Fiscal Year" means any fiscal year of the Borrower.

                  "Fixed Charge Coverage Ratio" means the ratio, measured as of the last day of each Fiscal Quarter, of EBILT for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters to Consolidated Fixed Charges for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters.

                  "GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

                  "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Guarantor Officer's Certificate" has the meaning set forth in Section 3.01(g).

         "Guarantors" means, collectively, the following: American Graphics, Inc., a Georgia corporation, Cadmus Direct Marketing, Inc., a North Carolina corporation, Cadmus Journal Services, Inc., a Virginia corporation, Lancaster Press, Inc., a Delaware corporation, The William Byrd Press, Incorporated, a Virginia corporation, and Washburn Graphics, Inc., a North Carolina corporation and each Significant Subsidiary that executes the Guaranty pursuant to Section 5.21.

                  "Guaranty" means the Guaranty Agreement executed by each of the Guarantors substantially in the form of Exhibit M hereto, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed or extended.

                  "Hazardous Materials" includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. ss.6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any "hazardous substance", "pollutant" or "contaminant", as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

                  "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such borrowing and ending on the numerically corresponding day in the first, second, third or sixth month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

                  (a) any Interest Period (subject to clause (c) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

                  (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month; and

                  (c) (i) any Interest Period applicable to the Term Loans which begins before the Term Loan Maturity Date and would otherwise end after the Term Loan Maturity Date shall end on the Term Loan Maturity Date; and (ii) any Interest Period applicable to a Syndicated Revolving Credit Loan which begins before the Revolving Credit Maturity Date and would otherwise end after the Revolving Credit Maturity Date shall end on the Revolving Credit Maturity Date.

(2) with respect to each Base Rate Borrowing, the period commencing on the date of such borrowing and ending 30 days thereafter; provided that:

                  (a) any Interest Period (subject to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

                  (b) (i) any Interest Period applicable to the Term Loans which begins before the Term Loan Maturity Date and would otherwise end after the Term Loan Maturity Date shall end on the Term Loan Maturity Date; and (ii) any Interest Period applicable to a Syndicated Revolving Credit Loan which begins before the Revolving Credit Maturity Date and would otherwise end after the Revolving Credit Maturity Date shall end on the Revolving Credit Maturity Date.




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



(3) with respect to each Money Market Borrowing, the period commencing on the date of such borrowing and ending 7 to 180 days thereafter, as the Borrower may indicate in the applicable Money Market Quote Request; provided that:

                  (a) any Interest Period (subject to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

                  (b) no Interest Period may be selected which begins before the Revolving Credit Maturity Date and would otherwise end after the Revolving Credit Maturity Date.

                  "Investment" means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

                  "Lending Office" means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Bank may hereafter designate as its Lending Office by notice to the Borrower and the Agent.

                  "Lien" means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                  "Loan Documents" means this Agreement, the Notes, the Guaranty, any other document evidencing, relating to or securing the Term Loans or the Revolving Credit Loans, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes, the Guaranty or the Term Loans or the Revolving Credit Loans, as such documents and instruments may be amended or supplemented from time to time.

                  "London Interbank Offered Rate" has the meaning set forth in
Section 2.06(c).

                  "Margin Stock" means "margin stock" as defined in Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

                  "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of
(a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or the Banks under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

                  "Money Market Borrowing" means a Revolving Credit Borrowing if the advances under such borrowing bear or are to bear interest at a Money Market Rate.

                  "Money Market Loan" means a Revolving Credit Loan which bears or is to bear interest at a Money Market Rate.

                  "Money Market Notes" means promissory notes of the Borrower, substantially in the form of Exhibit C hereto, evidencing the obligation of the Borrower to repay the Money Market Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto and "Money Market Note" means any one of such Money Market Notes.

                  "Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section 2.03(c).

                  "Money Market Quote Request" has the meaning set forth in
Section 2.03(b).

                  "Money Market Rate" has the meaning set forth in Section 2.03(c)(ii)(C).

                  "Multiemployer Plan" shall have the meaning set forth in
Section 4001(a)(3) of ERISA.

                  "Net Income" means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

                  "Net Proceeds of Capital Stock" means any and all proceeds (whether cash or non-cash) or other consideration received by the Borrower or a Consolidated Subsidiary in respect of the issuance of Capital Stock (including, without limitation, the aggregate amount of any and all Debt converted into Capital Stock), from a Person other than the Borrower or a Consolidated Subsidiary, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.

                  "Note" means a Term Loan Note, a Syndicated Revolving Credit Note or a Money Market Note and "Notes" means the Term Loan Notes, the Syndicated Revolving Credit Notes or Money Market Notes, or any or all of them, as the context shall require.

                  "Notice of Borrowing" has the meaning set forth in Section
2.02.

                  "Participant" has the meaning set forth in Section 9.07(b).

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Permitted Acquisition" means the acquisition of shares of capital stock of any Person by the Borrower or any Subsidiary of the Borrower if: (A) immediately after giving effect to such acquisition (i) such Person is a Consolidated Subsidiary; (ii)the Borrower controls such Person directly or indirectly through a Subsidiary; and (iii) no Default shall have occurred and be continuing; (B) the line or lines of business engaged in by such Person are related to the lines of business engaged in by the Borrower and its Subsidiaries on the Closing Date; (C) such acquisition is made on a negotiated basis with the approval of the Board of Directors of the Person to be acquired; and (D) such acquisition is permitted under Section 5.22.

                  "Person" means an individual, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

                  "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or
(ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

                  "Prime Rate" refers to that interest rate so denominated and set by Wachovia from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia. Wachovia lends at interest rates above and below the Prime Rate.

                  "Private Placement Debt" means any and all indebtedness, liabilities and obligations of the Borrower under the 6.74% Guaranteed Senior Notes due 2003 made by the Borrower issued in an aggregate original principal amount of $40,000,000 pursuant to the several Note Purchase Agreements dated as of December 15, 1993, by and between the Borrower, Metropolitan Life Insurance Company, The Variable Annuity Life Insurance Company and Texas Life Insurance Company.

                  "Properties" means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

                  "Quotation Date" has the meaning set forth in Section 2.03(b).

                  "Rate Determination Date" has the meaning set forth in Section 2.06(a).

                  "Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person which is at any time prior to the Term Loan Maturity Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

                  "Reported Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

                  "Required Banks" means at any time: (1) Banks having at least 66 2/3% of the aggregate amount of the sum of: (i) Revolving Credit Commitments; and (ii) Term Loan Commitments; or, (2) if the Revolving Credit Commitments and Term Loan Commitments are no longer in effect, Banks holding at least 66 2/3% of the aggregate outstanding principal amount of the Notes.

                  "Revolving Credit Loan" means a Syndicated Revolving Credit Loan or a Money Market Loan and "Revolving Credit Loans" means Syndicated Revolving Credit Loans or Money Market Loans, or any or all of them, as the context shall require.

                  "Revolving Credit Borrowing" shall mean a borrowing under the Revolving Credit Commitment consisting of: (i) Revolving Credit Loans made to the Borrower at the same time by, in the case of a Syndicated Revolving Credit Borrowing, the Banks; or (ii) Revolving Credit Loans made to the Borrower at the same time by, in the case of a Money Market Borrowing, one or more of the Banks, in each case pursuant to Article II. A Revolving Credit Borrowing is a "Syndicated Revolving Credit Borrowing" if such Revolving Credit Loans are Syndicated Revolving Credit Loans or a "Money Market Borrowing" if such Revolving Credit Loans are Money Market Loans. A Syndicated Revolving Credit Borrowing is a "Euro-Dollar Borrowing" if such Revolving Credit Loans are made as Euro-Dollar Loans and a "Base Rate Borrowing" if such Revolving Credit Loans are made as Base Rate Loans.

                  "Revolving Credit Commitment" means with respect to each Bank,
(i) the amount designated as the Revolving Credit Commitment set forth opposite the name of such Bank on the signature pages hereof, or (ii) as to any Bank which enters into an Assignment and Acceptance (whether as transferor Bank or as Assignee thereunder), the amount of such Bank's Revolving Credit Commitment after giving effect to such Assignment and Acceptance, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.

                  "Revolving Credit Maturity Date" shall mean October 15, 2001.

                  "Significant Subsidiary" means a Subsidiary that is a member of the Significant Subsidiary Group; and "Significant Subsidiary Group" as at any date means one or more Subsidiaries which account for (or in the case of a recently formed or acquired Subsidiary would so account for on a pro forma basis) at least (A) 70% of Consolidated Total Assets as measured as at the end of the then most recently ended Fiscal Year or (B) 90% of EBILT for either of the two most recently ended Fiscal Years. A Subsidiary shall be a "Significant Subsidiary" if such Subsidiary is included in the group of Subsidiaries, determined in accordance with the terms of the following sentence, accounting for either: (1) the Consolidated Total Assets measured under part (A) of the preceding sentence, but not the EBILT measured under part (B) of the preceding sentence; or (2) the EBILT measured under part (B) of the preceding sentence, but not the Consolidated Total Assets measured under part (A) of the preceding sentence; or (3) the EBILT measured under part (B) of the preceding sentence and the Consolidated Total Assets measured under part (A) of the preceding sentence. The determination of the Significant Subsidiary or the Significant Subsidiaries comprising the Significant Subsidiary Group as of any date shall be made on the basis of a group consisting of the smallest number of Subsidiaries necessary to comprise the Significant Subsidiary Group as of such date. On the Closing Date, the Significant Subsidiary Group is comprised of: (i) American Graphics, Inc;
(ii) Cadmus Journal Services, Inc.; (iii) Lancaster Press, Inc.; (iv) The William Byrd Press, Incorporated; (v) Washburn Graphics, Inc.; and (vi) Cadmus Direct Marketing, Inc.

                  "Stockholders' Equity" means, at any time, the shareholders' equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Shareholders' equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

                  "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

                  "Syndicated Revolving Credit Loan" means a Base Rate Loan or a Euro-Dollar Loan made under the Revolving Credit Commitment and Syndicated Revolving Credit Loans means Base Rate Loans or Euro-Dollar Loans made under the Revolving Credit Commitment, or any or all of them, as the context shall require.

                  "Syndicated Revolving Credit Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Syndicated Revolving Credit Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto and "Syndicated Revolving Credit Note" means any one of such Syndicated Revolving Credit Notes.

                  "Taxes" has the meaning set forth in Section 2.12(c).

                  "Term Loans" means the loans made by the Banks under the Term Loan Commitments and "Term Loan" means any one of such Term Loans. Except as may be required pursuant to Section 2.06(g), at no time shall there be more than one
(1) Interest Period applicable to the Term Loans outstanding at the same time (for which purpose Interest Periods described in different numbered clauses of the definition of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous).

                  "Term Loan Borrowing" shall mean a borrowing under the Term Loan Commitments consisting of Term Loans made to the Borrower at the same time by the Banks pursuant to Article II. A Term Loan Borrowing is a "Euro-Dollar Borrowing" if such Term Loans are made as Euro-Dollar Loans and a "Base Rate Borrowing" if such Term Loans are made as Base Rate Loans.

                  "Term Loan Commitment" means, with respect to each Bank, (i) the amount designated as the Term Loan Commitment set forth opposite the name of such Bank on the signature pages hereof, or (ii) as to any Bank which enters into an Assignment and Acceptance (whether as transferor Bank or as Assignee thereunder), the amount of such Bank's Term Loan Commitment after giving effect to such Assignment and Acceptance, in each case as such amount may be reduced from time to time pursuant to Section 2.09.

                  "Term Loan Commitment Reduction Date" means each January 15, April 15, July 15 and October 15, commencing on January 15, 1998, and continuing until the Term Loan Maturity Date.

                  "Term Loan Notes" means promissory notes of the Borrower, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay the Term Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto and "Term Note" means any one of such Term Notes.

                   "Term Loan Maturity Date" means October 15, 2003.

                  "Total Assets" of any Person means, at any time, the total assets of such Person, as set forth or reflected on the most recent balance sheet of such Person, prepared in accordance with GAAP.

                  "Total Unused Revolving Credit Commitments" means at any date, an amount equal to: (i) the aggregate amount of the Revolving Credit Commitments of all of the Banks at such time, less (ii) the aggregate outstanding principal amount of the Revolving Credit Loans of all of the Banks at such time.

                  "Third Parties" means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

                  "Transferee" has the meaning set forth in Section 9.07(d).

                  "Unused Revolving Credit Commitment" means at any date, with respect to any Bank, an amount equal to its Revolving Credit Commitment less the aggregate outstanding principal amount of its Revolving Credit Loans.

                  "Wachovia" means Wachovia Bank of Georgia, N.A., a national banking association and its successors.

                  "Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

                  SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks, unless with respect to any such change concurred in by the Borrower's independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan
Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

                  SECTION 1.03. Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

                  SECTION 1.04. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

                  SECTION 1.05. References. Unless otherwise indicated, references in this Agreement to "Articles", "Exhibits", "Schedules", and "Sections" are references to articles, exhibits, schedules and sections hereof.

                                                    ARTICLE II

                                                    THE CREDITS

                  SECTION 2.01.  Commitments to Lend.

                  (a) Syndicated Revolving Credit Loans. Each Bank severally agrees, on the terms and conditions set forth herein, to make Syndicated Revolving Credit Loans to the Borrower from time to time before the Revolving Credit Maturity Date; provided that, immediately after each such Syndicated Revolving Credit Loan is made, the aggregate outstanding principal amount of Syndicated Revolving Credit Loans by such Bank shall not exceed the amount of its Revolving Credit Commitment, provided further that the aggregate principal amount of all Syndicated Revolving Credit Loans together with the aggregate principal amount of all Money Market Loans, at any one time outstanding shall not exceed the aggregate amount of the Revolving Credit Commitments of all of the Banks at such time. Each Syndicated Revolving Credit Borrowing that is a Euro-Dollar Borrowing under this Section shall be in an aggregate principal amount of $2,500,000 or any larger multiple of $500,000 and each Syndicated Revolving Credit Borrowing that is a Base Rate Borrowing under this Section shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $500,000 (except that any such Syndicated Revolving Credit Borrowing may be in the aggregate amount of the Unused Revolving Credit Commitments) and shall be made from the several Banks ratably in proportion to their respective Revolving Credit Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01(a), repay or, to the extent permitted by Section 2.10, prepay Syndicated Revolving Credit Loans and reborrow under this Section 2.01(a) at any time before the Revolving Credit Maturity Date.

                  (b) The Term Loans. (i) Each Bank severally agrees, on the terms and conditions set forth herein, to make Term Loans to the Borrower from time to time before the Term Loan Maturity Date; provided that, except as may be required pursuant to Section 2.06(g), at no time shall any Bank have more than one Term Loan outstanding and immediately after each such Term Loan is made, the aggregate outstanding principal amount of Term Loans by such Bank shall not exceed such Bank's Term Loan Commitment; and provided further that the aggregate principal amount of all Term Loans at any one time outstanding shall not exceed the aggregate amount of the Term Loan Commitments of all of the Banks at such time. Each Term Loan Borrowing under this Section shall be made from the several Banks ratably in proportion to their respective Term Loan Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01 (b), repay or to the extent permitted by Section 2.10, prepay Term Loans and reborrow under this Section 2.01 (b) at any time before the Term Loan Maturity Date; provided, however, (y) the proceeds of any Term Loan Borrowing, other than the initial Term Loan Borrowing, shall be used exclusively for the purpose of repaying Term Loans maturing on the date of such Term Loan Borrowing and for no other purpose; and (z) the ability to reborrow may be limited by the provisions of Section 2.09 hereof.

                  (ii) On the Closing Date: (y) the initial Term Loan Borrowing shall be made by the Banks to the Borrower; and (z) in connection with the initial Term Loan Borrowing, each Bank shall make a Term Loan to the Borrower in an amount equal to such Bank's Term Loan Commitment. The Term Loans comprising the initial Term Loan Borrowing shall be Euro-Dollar Loans bearing interest at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted London Interbank Offered Rate for an Interest Period of one month. The Term Loans shall at all times be either Euro-Dollar Loans or Base Rate Loans; provided that if the Borrower is otherwise entitled under this Agreement to repay any Term Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Term Loan Borrowing and the Borrower fails to repay such Term Loans using its own moneys and fails to give a Notice of Borrowing in connection with a new corresponding Term Loan Borrowing, a new Term Loan Borrowing shall be deemed to be made on the date such Term Loans mature in an amount equal to the principal amount of the Term Loans so maturing, and except as may be required pursuant to Section 2.06(g) the Term Loans comprising such new Term Loan Borrowing shall be Euro-Dollar Loans with an Interest Period of one month.

                  SECTION 2.02. Method of Borrowing Syndicated Revolving Credit Loans and Term Loans. (a) The Borrower shall give the Agent notice in the form attached hereto as Exhibit L (a "Notice of Borrowing") prior to 11:00 A.M. (Atlanta, Georgia time) on the Domestic Business Day of each Base Rate Borrowing and at least 3 Euro-Dollar Business Days before each Euro-Dollar Borrowing, specifying:

                  (i) whether such borrowing constitutes a Syndicated Revolving Credit Borrowing or Term Loan Borrowing and the date of such borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

                  (ii) the aggregate amount of the Syndicated Revolving Credit Borrowing or Term Loan Borrowing, as the case may be; and

                  (iii) whether the Term Loans comprising a Term Loan Borrowing or the Revolving Credit Loans comprising a Syndicated Revolving Credit Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

                  (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such Syndicated Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

                  (c) Not later than 12:00 P.M. (Atlanta, Georgia time) on the date of each Syndicated Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, referenced in the Notice of Borrowing, each Bank shall (except as provided in subsection (d) of this Section) make available its ratable share of such Syndicated Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, in Federal or other funds immediately available in Atlanta, Georgia, to the Agent at its address referred to in or specified pursuant to
Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address. Unless the Agent receives notice from a Bank, at the Agent's address referred to in Section 9.01, no later than 4:00 P.M. (local time at such address) on the Domestic Business Day before the date of the applicable Syndicated Revolving Credit Borrowing or Term Loan Borrowing stating that such Bank will not make the applicable Syndicated Revolving Credit Loan or Term Loan in connection with such Syndicated Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, the Agent shall be entitled to assume that such Bank will make the Revolving Credit Loan or Term Loan in connection with such Syndicated Revolving Credit Borrowing or Term Loan Borrowing and, in reliance on such assumption, the Agent may (but shall not be obligated to) make available such Bank's ratable share of such Syndicated Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, to the Borrower for the account of such Bank. If the Agent makes such Bank's ratable share available to the Borrower and such Bank does not in fact make its ratable share of such Syndicated Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, available on such date, the Agent shall be entitled to recover such Bank's ratable share from such Bank or the Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrower with the Agent), together with interest thereon for each day during the period from the date of such Syndicated Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, until such sum shall be paid in full at a rate per annum equal to the rate at which the Agent determines that it obtained (or could have obtained) overnight Federal funds to cover such amount for each such day during such period, provided that any such payment by the Borrower of such Bank's ratable share and interest thereon shall be without prejudice to any rights that the Borrower may have against such Bank. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Syndicated Revolving Credit Loan or Term Loan, as the case may be, included in such borrowing for purposes of this Agreement.

                  (d) If any Bank makes: (i) a new Syndicated Revolving Credit Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Syndicated Revolving Credit Loan from such Bank or (ii) a new Term Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Term Loan from such Bank, such Bank shall apply the proceeds of its new Syndicated Revolving Credit Loan or Term Loan, as the case may be, to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (c) of this Section, or remitted by the Borrower to the Agent as provided in Section 2.12, as the case may be.

                  (e) Notwithstanding anything to the contrary contained in this Agreement, no Euro-Dollar Borrowing may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived in writing.

                  (f) In the event that a Notice of Borrowing fails to specify whether the Revolving Credit Loans comprising such Syndicated Revolving Credit Borrowing are to be Base Rate Loans or Euro-Dollar Loans, such Revolving Credit Loans shall be made as Base Rate Loans. If the Borrower is otherwise entitled under this Agreement to repay any Revolving Credit Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Revolving Credit Borrowing and the Borrower fails to repay such Revolving Credit Loans using its own moneys and fails to give a Notice of Borrowing in connection with a new corresponding Revolving Credit Borrowing, a new Revolving Credit Borrowing shall be deemed to be made on the date such Revolving Credit Loans mature in an amount equal to the principal amount of the Revolving Credit Loans so maturing, and the Revolving Credit Loans comprising such new Revolving Credit Borrowing shall be Base Rate Loans.

                  (g) Notwithstanding anything to the contrary contained herein,
(i) there shall not be more than nine (9) different Interest Periods outstanding at the same time (for which purpose Interest Periods described in different numbered clauses of the definition of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous) applicable to the Syndicated Revolving Credit Loans and (ii) the proceeds of any Syndicated Revolving Credit Borrowing that is a Base Rate Borrowing shall be applied first to repay the unpaid principal amount of all Syndicated Revolving Credit Borrowings that are Base Rate Loans (if any) outstanding immediately before such Syndicated Base Rate Borrowing.

                  SECTION 2.03. Money Market Loans. (a) In addition to making Syndicated Revolving Credit Borrowings, the Borrower may, as set forth in this Section, request the Banks to make offers to make Money Market Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section, provided that: (i) the aggregate principal amount of all Money Market Loans, together with the aggregate principal amount of all Syndicated Revolving Credit Loans, at any one time outstanding shall not exceed the aggregate amount of the Revolving Credit Commitments of all of the Banks at such time; (ii) the Borrower shall not request the Banks to make offers to make Money Market Loans at any time that the Borrower's Fixed Charge Coverage Ratio (determined as of the most recent Rate Determination Date) is less than
2.00 to 1.00; and (iii) the Banks shall have no obligation to fund a Money Market Loan in respect of which the Borrower has accepted an offer in a Money Market Quote if on the Quotation Date the Fixed Charge Coverage Ratio (determined as of the most recent Rate Determination Date) is less than 2.00 to 1.00.

                  (b) When the Borrower wishes to request offers to make Money Market Loans, it shall give the Agent (which shall promptly notify the Banks) notice substantially in the form of Exhibit F hereto (a "Money Market Quote Request") so as to be received no later than 12:00 P.M. (Atlanta, Georgia time) one Domestic Business Day prior to the date of the Money Market Borrowing proposed therein (or such other time and date as the Borrower and the Agent, with the consent of the Required Banks, may agree), specifying:

                  (i) the proposed date of such Money Market Borrowing, which shall be a Domestic Business Day (the "Quotation Date");

                  (ii) the aggregate amount of such Money Market Borrowing, which shall be at least $2,500,000 (and in larger multiples of $500,000) but shall not cause the limits specified in Section 2.03(a) to be violated; and

                  (iii) the duration of the Interest Period applicable thereto, which shall be 7 to 180 days.

                  The Borrower may request offers to make Money Market Loans for up to three different Interest Periods in a single Money Market Quote Request; provided that the request for each separate Interest Period shall be deemed to be a separate Money Market Quote Request for a separate Money Market Borrowing. Except as otherwise provided in the immediately preceding sentence, the Borrower shall not deliver a Money Market Quote Request more frequently than once every 5 Domestic Business Days.

                  (c) (i) Each Bank may, but shall have no obligation to, submit a Money Market Quote containing an offer to make a Money Market Loan in response to any Money Market Quote Request; provided that, if the Borrower's request under Section

         2.03(b) specified more than one Interest Period, such Bank may, but shall have no obligation to, make a single submission containing a separate offer for each such Interest Period and each such separate offer shall be deemed to be a separate Money Market Quote. Each Money Market Quote must be submitted to the Agent not later than 10:00 A.M. (Atlanta, Georgia time) on the Quotation Date (or such other time and date as the Borrower and the Agent, with the consent of the Required Banks, may agree); provided that any Money Market Quote submitted by Wachovia may be submitted, and may only be submitted, if Wachovia notifies the Borrower of the terms of the offer contained therein not later than 9:45 A.M. (Atlanta, Georgia time) on the Quotation Date. Subject to Section 6.01, any Money Market Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

                           (ii) Each Money Market Quote shall be in substantially the form of Exhibit G hereto and shall specify:

                           (A) the proposed date of the Money Market Borrowing
                  and the duration of the Interest Period therefor, which shall be 7 to 180 days;

                           (B) the maximum principal amount of the Money Market
                  Loan which the quoting Bank is willing to make for the applicable Interest Period, which principal amount (x) may be greater than or less than the Revolving Credit Commitment of the quoting Bank, (y) shall be at least $2,500,000 or a larger multiple of $500,000, and (z) may not exceed the principal amount of the Money Market Borrowing for which offers were requested;

                           (C) the rate of interest per annum (rounded, if
                  necessary, to the nearest 1/100th of 1%) (the "Money Market Rate") offered for each such Money Market Loan; and

                           (D)      the identity of the quoting Bank.

         Unless otherwise agreed by the Agent and the Borrower, no Money Market Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Money Market Quote Request (other than setting forth the maximum principal amount of the Money Market Loan which the quoting Bank is willing to make for the applicable Interest Period).

                  (d) The Agent shall as promptly as practicable after the Money Market Quote is submitted (but in any event not later than 10:30 A.M. (Atlanta, Georgia time)) notify the Borrower of the terms (i) of any Money Market Quote submitted by a Bank that is in accordance with Section 2.03(c) and (ii) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Agent's notice to the Borrower shall specify (A) the maximum aggregate principal amount of the Money Market Borrowing for which offers have been received and (B) the maximum principal amount and Money Market Rates so offered by each Bank (identifying the Bank that made each Money Market Quote).

                  (e) Not later than 11:00 A.M. (Atlanta, Georgia time) on the Quotation Date (or such other time and date as the Borrower and the Agent, with the consent of the Required Banks, may agree), the Borrower shall notify the Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to Section 2.03(d) and the Agent shall promptly notify each Bank that has submitted a Money Market Quote. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part (provided that any Money Market Quote accepted in part from any Bank shall not be less than the amount set forth in the Money Market Quote of such Bank as the minimum principal amount of the Money Market Loan such Bank was willing to make for the applicable Interest Period); provided that:

                  (i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

                  (ii) the aggregate principal amount of each Money Market Borrowing shall be at least $2,500,000 (and in larger multiples of $500,000) but shall not cause the limits specified in Section 2.03(a) to be violated;

                  (iii) acceptance of offers may only be made in ascending order of Money Market Rates; and

                  (iv) the Borrower may not accept any offer where the Agent has advised the Borrower that such offer fails to comply with Section 2.03(c)(ii) or otherwise fails to comply with the requirements of this Agreement (including, without limitation, Section 2.03(a)).

If offers are made by two or more Banks with the same Money Market Rates for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Borrower among such Banks as nearly as possible (in multiples of $100,000) in proportion to the aggregate principal amount of such offers. Determinations by the Borrower of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

                  (f) Any Bank whose offer to make any Money Market Loan has been accepted shall, not later than 12:00 P.M. (Atlanta, Georgia time) on the Quotation Date, make the amount of such Money Market Loan available to the Agent at its address referred to in Section 9.01 in immediately available funds. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower on such date by depositing the same, in immediately available funds, in an account of such Borrower maintained with Wachovia.

                  SECTION 2.04. Notes. (a) The Syndicated Revolving Credit Loans of each Bank shall be evidenced by a single Syndicated Revolving Credit Note payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank's Revolving Credit Commitment.

                  (b) The Money Market Loans made by any Bank to the Borrower shall be evidenced by a single Money Market Note payable to the order of such Bank for the account of its Lending Office.

                  (c) The Term Loan of each Bank shall be evidenced by a single Term Loan Note payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank's Term Loan Commitment.

                  (d) Upon receipt of each Bank's Notes pursuant to Section 3.01, the Agent shall deliver such Notes to such Bank. Each Bank shall record, and prior to any transfer of its Notes shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Syndicated Revolving Credit Loan, Money Market Loan or Term Loan, as the case may be, made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and whether, in the case of such Bank's Syndicated Revolving Credit Note or Term Loan Note, such Syndicated Revolving Credit Loan or Term Loan, as the case may be, is a Base Rate Loan or Euro-Dollar Loan, and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Bank's Notes; provided that the failure of any Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Notes or the ability of any Bank to assign its Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

                  SECTION 2.05.   Maturity of Revolving Credit Loans and Term
Loans.

                  (a) Revolving Credit Loans. Each Revolving Credit Loan included in any Revolving Credit Borrowing shall mature, and the principal amount thereof shall be due and payable, on the first to occur of: (i) the last day of the Interest Period applicable to such Revolving Credit Borrowing; or
(ii) the Revolving Credit Maturity Date; provided, however, that the aggregate outstanding principal amount of all Revolving Credit Loans at any one time outstanding shall not exceed the aggregate amount of the Revolving Credit Commitments of all of the Banks at such time.

                  (b) Term Loans. Each Term Loan included in any Term Loan Borrowing shall mature, and the principal amount thereof shall be due and payable, on the first to occur of: (i) the last day of the Interest Period applicable to such Term Loan Borrowing; or (ii) the Term Loan Maturity Date; provided, however, that the aggregate outstanding principal amount of all Term Loans at any one time outstanding shall not exceed the aggregate amount of the Term Loan Commitments of all of the Banks at such time.

                  SECTION 2.06.  Interest Rates.   (a)  "Applicable Margin"
shall be determined quarterly based upon: (1) the Fixed Charge Coverage Ratio; and (2) the ratio of Consolidated Funded Debt to Consolidated Total Capital (both calculated as of the last day of each Fiscal Quarter), as follows:

If the Fixed Charge Coverage Ratio                                                               Syndicated
is greater than or equal to 2.00 to 1.0,                                        Term Loans                Revolving Credit
and the Ratio of Consolidated Funded                          Base              that are                  Loans that are
Debt to Consolidated Total Capital is:                        Rate Loans        Euro-Dollar Loans         Euro-Dollar Loans
Greater than or equal to 55%                                                    0%             .75%                .50%

Greater than or equal to 45%                                                    0%             .625%               .425%
but less than 55%

Greater than or equal to 35%
but less than 45%                                                               0%             .475%               .30%

Greater than or equal to 25%
 but less than 35%                                                              0%             .375%               .225%

Less than 25%                                                     0%            .30%                      .175%

If the Fixed Charge Coverage Ratio                                                    Syndicated
is less than 2.00 to 1.0 and the                                       Term Loans                 Revolving Credit
Ratio of Consolidated Funded                         Base              that are                   Loans that are
Debt to Consolidated Total Capital is:               Rate Loans        Euro-Dollar Loans          Euro-Dollar Loans
-------------------------------------               ----------        -----------------          -----------------
Greater than or equal to 55%                            0%                  .875%                     .575%

Greater than or equal to 45%                            0%                   .75                       .50%
but less than 55%

Greater than or equal to 35%
but less than 45%                                       0%                  .625%                      .425%

Greater than or equal to 25%
but less than 35%                                       0%                  .475%                       .30%

Less than 25%                                           0%                  .375%                      .225%

The Applicable Margin shall be determined effective as of the date (herein, the "Rate Determination Date") which is 60 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratios are being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 60 days after the last day of the Fiscal Quarter in which such Rate Determination Date falls (which latter date shall be a new Rate Determination Date); provided that (y) for the period from and including the Closing Date to but excluding the Rate Determination Date next following the Closing Date, the Applicable Margin shall be (A) 0% for Base Rate Loans, and (B) (y) .75% for Term Loans that are Euro-Dollar Loans; and (z) .50% for Syndicated Revolving Credit Loans that are Euro-Dollar Loans, (ii) in the case of any Applicable Margin determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Rate Determination Date shall be the date which is 105 days after the last day of such final Fiscal Quarter and such Applicable Margin shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Rate Determination Date the Borrower shall have failed to deliver to the Banks the financial statements required to be delivered pursuant to Section 5.01(b) with respect to the Fiscal Quarter most recently ended prior to such Rate Determination Date, then for the period beginning on such Rate Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Banks the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) the date on which the Borrower shall deliver to the Banks annual financial statements required to be delivered pursuant to
Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined as if the Fixed Charge Coverage Ratio was less than 2.00 to 1.0 and the ratio of Consolidated Funded Debt to Consolidated Total Capital was more than 55% at all times during such period. Any change in the Applicable Margin on any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to each Syndicated Revolving Credit Loan and Term Loan outstanding on such Rate Determination Date.

                  (b) Each Term Loan and Revolving Credit Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Base Rate Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

                  (c) Each Term Loan and Revolving Credit Loan that is a Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate for such Interest Period; provided that if any Euro-Dollar Loan shall, as a result of clause (1)(c) of the definition of Interest Period, have an Interest Period of less than one month, such Euro-Dollar Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 3 months, at intervals of 3 months after the first day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

                  The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

                  The "London Interbank Offered Rate" applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rate appears on the display designated as Page "3750" of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be nominated by the British Banker's Association for the purpose of displaying London Interbank Offered Rates for U.S. dollar deposits) determined as of 1:00 p.m. New York City time, 2 Euro-Dollar Business Days prior to the first day of such Interest Period.

                  "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

                  (d) Each Money Market Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Rate for such Money Market Loan quoted by the Bank making such Money Market Loan in accordance with
Section 2.03. Such interest shall be payable for such Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

                  (e) The Agent shall determine each interest rate applicable to the Term Loans and Revolving Credit Loans hereunder. The Agent shall give prompt notice to the Borrower and the Banks by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

                  (f) After the occurrence and during the continuance of a Default, the principal amount of the Term Loans and Revolving Credit Loans (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Banks, bear interest at the Default Rate; provided, however, that automatically whether or not the Required Banks elect to do so, any overdue principal of and, to the extent permitted by law, overdue interest on any Term Loan and on any Revolving Credit Loan shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

                  (g) Notwithstanding anything herein to the contrary, if one or more Term Loan Commitment Reduction Dates are scheduled to occur during an Interest Period in which the Term Loans are Euro-Dollar Loans other than on the last day of such Interest Period, then during such Interest Period a portion of the outstanding balance of the Term Loans which is equal to the aggregate amount of the principal payment due on the Term Loans on such Term Loan Commitment Reduction Dates shall be Base Rate Loans, and only the remaining portion of the outstanding principal of the Term Loans shall constitute Euro-Dollar Loans.

                  SECTION 2.07. Fees. (a) The Borrower shall pay to the Agent for the ratable account of each Bank a facility fee equal to the product of: (i) the aggregate of the daily average amounts of such Bank's Revolving Credit Commitment, times (ii) a per annum percentage equal to the Applicable Facility Fee Rate. Such facility fee shall accrue from and including the Closing Date to and including the Revolving Credit Maturity Date. Facility fees shall be payable quarterly in arrears on the first Facility Fee Payment Date following each Facility Fee Determination Date and on the Revolving Credit Maturity Date; provided that should the Revolving Credit Commitments be terminated at any time prior to the Revolving Credit Maturity Date for any reason, the entire accrued and unpaid facility fee shall be paid on the date of such termination. The "Applicable Facility Fee Rate" shall be determined quarterly based upon: (1) the Fixed Charge Coverage Ratio; and (2) the ratio of Consolidated Funded Debt to Consolidated Total Capital (both calculated as of the last day of each Fiscal Quarter) as follows:


If the Fixed Charge Coverage Ratio
is greater than or equal to 2.00 to 1.0,
and the Ratio of Consolidated Funded               Applicable
Debt to Consolidated Total Capital is              Facility Fee Rate
Greater than or equal to 55%                            .25%

Greater than or equal to 45%                            .20%
but less than 55%

Greater than or equal to 35%
but less than 45%                                       .175%

Greater than or equal to 25%
but less than 35%                                       .15%

Less than 25%                                           .125%


If the Fixed Charge Coverage Ratio
is less than 2.00 to 1.0 and the
Ratio of Consolidated Funded Debt                  Applicable
to Consolidated Total Capital is:                  Facility Fee Rate

Greater than or equal to 55%                             .30%

Greater than or equal to 45%                             .25%
but less than 55%

Greater than or equal to 35%
but less than 45%                                        .20%

Greater than or equal to 25%
but less than 35%                                        .175%

Less than 25%                                            .15%


The Applicable Facility Fee Rate shall be determined effective as of the date
(herein, the "Facility Fee Determination Date") which is 60 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratios are being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Facility Fee Rate so determined shall remain effective from such Facility Fee Determination Date until the date which is 60 days after the last day of the Fiscal Quarter in which such Facility Fee Determination Date falls (which latter date shall be a new Facility Fee Determination Date);
provided that (i) for the period from and including the Closing Date to but excluding the Facility



                                                        28


Fee Determination Date next following the Closing Date, the Applicable Facility Fee Rate shall be .25%; (ii) in the case of any Applicable Facility Fee Rate determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Facility Fee Determination Date shall be the date which is 105 days after the last day of such final Fiscal Quarter and such Applicable Facility Fee Rate shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Facility Fee Determination Date the Borrower shall have failed to deliver to the Banks the financial statements required to be delivered pursuant to Section 5.01(b) with respect to the Fiscal Quarter most recently ended prior to such Facility Fee Determination Date, then for the period beginning on such Facility Fee Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Banks the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, and (B) the date on which the Borrower shall deliver to the Banks annual financial statements required to be delivered pursuant to
Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Facility Fee Rate shall be determined as if the Fixed Charge Coverage Ratio was less than 2.00 to 1.00 and the ratio of Consolidated Funded Debt to Consolidated Total Capital was more than 55% at all times during such period.

                  (b) The Borrower shall also pay to the Agent on the Closing Date for the ratable account of each Bank an up-front fee, equal to the product of: (i) the aggregate amount of such Bank's Term Loan Commitment and Revolving Credit Commitment, multiplied by (ii) 0.075%.

                  (c) The Borrower shall pay to the Agent, for the account and sole benefit of the Agent, such fees and other amounts at such times as set forth in the Agent's Letter Agreement.

                  SECTION 2.08. Optional Termination or Reduction of Revolving Credit Commitments. The Borrower may, upon at least 3 Domestic Business Days' notice to the Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $1,000,000 or any larger multiple of $500,000, the Revolving Credit Commitments; provided, however, no such termination or reduction shall be in an amount greater than the Total Unused Revolving Credit Commitments on the date of such termination or reduction. If the Revolving Credit Commitments are terminated in their entirety, all accrued fees (as provided under Section 2.07(a)) shall be payable on the effective date of such termination.

                  SECTION 2.09. Mandatory Reduction and Termination of Commitments.

                  (a) Revolving Credit Commitments. The Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date and any Revolving Credit Loan then outstanding (together with accrued interest thereon) shall be due and payable on such date.

                  (b)      Term Loan Commitments.  (1) The Term Loan Commitments shall terminate on the Term Loan Maturity Date and any Term Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

                  (2) The aggregate amount of the Term Loan Commitments shall be reduced as follows: (i) in sixteen (16) consecutive quarterly installments in the amount of $1,500,000 each, commencing on the first Term Loan Commitment Reduction Date and continuing on each Term Loan Commitment Reduction Date thereafter until and including the Term Loan Commitment Reduction Date on October 15, 2001; and (ii) in eight (8) consecutive quarterly installments in the amount of $2,000,000 each, commencing on the Term Loan Commitment Reduction Date occurring on January 15, 2002 and continuing on each Term Loan Commitment Reduction Date thereafter until and including the Term Loan Commitment Reduction Date on the Term Loan Maturity Date.

                  (3) If the Borrower shall repay or prepay any Term Loans other than with the proceeds of a new Term Loan Borrowing under the Term Loan Commitments then there shall be a mandatory reduction of the Term Loan Commitments to an amount equal to the aggregate principal amount of all Term Loans then outstanding (after giving effect to such repayment or prepayment).

                  (4) Each reduction of the Term Loan Commitments shall be applied to reduce the Term Loan Commitments of the several Banks ratably. Any optional reduction of the Term Loan Commitments shall reduce the amount of any subsequent mandatory reductions pursuant to this Section 2.09 (b) in their inverse chronological order of maturity. No mandatory reduction of the Term Loan Commitments pursuant to any paragraph of this Section 2.09 (b) shall reduce the amount of any subsequent mandatory reduction of the Term Loan Commitments pursuant to such paragraph or any other paragraph of this Section 2.09 (b).

                  SECTION 2.10. Optional Prepayments of Revolving Credit Loans and Term Loans. (a) The Borrower may, upon at least 1 Domestic Business Day's notice to the Agent, prepay any Revolving Credit Loan or Term Loan that is a Base Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating at least $1,000,000 or any larger multiple of $500,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Revolving Credit Loans or Term Loans, as the case may be, of the several Banks included in such Base Rate Borrowing; provided that such prepayment shall be applied, first, to Syndicated Revolving Credit Loans outstanding on the date of such prepayment (in direct order of maturity), and then, to the extent necessary, to the Term Loans outstanding on the date of such prepayment.

                  (b) Except as provided in Section 8.02, the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan or any Money Market Loan prior to the last day of an Interest Period applicable thereto.

                  (c) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

                  SECTION 2.11. Mandatory Prepayments. (a) On each date on which the Revolving Credit Commitments are reduced or terminated pursuant to
Section 2.08 or Section 2.09, the Borrower shall repay or prepay such principal amount of the outstanding Revolving Credit Loans, if any

(together with interest accrued thereon and any amounts due under Section 8.05(a)), as may be necessary so that after such payment the aggregate unpaid principal amount of the Revolving Credit Loans does not exceed the aggregate amount of the Revolving Credit Commitments as then reduced. Each such payment or prepayment shall be applied to repay or prepay ratably the Revolving Credit Loans of the several Banks; provided that such prepayment shall be applied, first, to Syndicated Revolving Credit Loans outstanding on the date of such prepayment (in direct order of maturity) and then, to the extent necessary, to Money Market Loans outstanding on the date of such prepayment (in direct order of maturity).

                  (b) On each date on which the Term Loan Commitments are reduced pursuant to Section 2.09, the Borrower shall repay or prepay such principal amount of the outstanding Term Loans, if any (together with interest accrued thereon and any amounts due under Section 8.05(a)), as may be necessary so that after such payment the aggregate unpaid principal amount of the Term Loans does not exceed the aggregate amount of the Term Loan Commitments as then reduced. Each such payment or prepayment shall be applied to repay or prepay ratably the Term Loans of the several Banks.

                  SECTION 2.12. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Term Loans and Revolving Credit Loans and of facility fees hereunder, not later than 11:00 A.M. (Atlanta, Georgia time) on the date when due, in Federal or other funds immediately available in Atlanta, Georgia, to the Agent at its address referred to in Section 9.01, and any such payment to the Agent in accordance with this Section 2.12 shall satisfy in full the Borrower's obligation to make such payment hereunder and under the Notes. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks.

                  (b) Whenever any payment of principal of, or interest on, the Base Rate Loans or the Money Market Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

                  (c) All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to any Term Loan or Revolving Credit Loan or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of each Bank, (i) taxes imposed on or measured by its net income, (ii) franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank is organized or any political subdivision thereof, and (iii) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank's applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being "Taxes"). In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Term Loan or Revolving Credit Loan or fee or other amount, promptly after receiving notice thereof, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to any Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to such Bank additional amounts as may be necessary in order that the amount received by such Bank after the required withholding or other payment shall equal the amount such Bank would have received had no such withholding or other payment been made. If no withholding or deduction of Taxes are payable in respect of any Term Loan or Revolving Credit Loan or fee relating thereto, upon the request of any Bank having a reasonable belief or concern that such Bank may be subject to Taxes, the Borrower shall furnish, at such Bank's request, a certificate from each applicable taxing authority or an opinion of counsel acceptable to such Bank, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes. If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrower hereby agrees to compensate such Bank for, and indemnify them with respect to, the tax consequences of the Borrower's failure to provide evidence of tax payments or tax exemption.

                  In the event any Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.12, it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

                  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions
(i) shall be made based upon the circumstances of such Participant, Assignee or other Transferee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.

                  SECTION 2.13. Computation of Interest and Fees. Interest on Base Rate Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on Euro-Dollar Loans and interest on Money Market Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Facility fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

                                                    ARTICLE III

                                             CONDITIONS TO BORROWINGS

         SECTION 3.01. Conditions to Closing. On the Closing Date, the Borrower shall satisfy each of the following conditions:

                  (a) receipt by the Agent from each of the parties hereto of either (i) a duly executed counterpart of this Agreement signed by such party or (ii) a facsimile transmission stating that such party has duly executed a counterpart of this Agreement and sent such counterpart to the Agent;

                  (b) receipt by the Agent of a duly executed Syndicated Revolving Credit Note, a Term Loan Note and a duly executed Money Market Note for the account of each Bank complying with the provisions of Section 2.04;

                  (c) receipt by the Agent of an opinion (together with any opinions of local counsel relied on therein) of Mays & Valentine, counsel for the Borrower and the Guarantors, dated as of the Closing Date, substantially in the form of Exhibit D hereto and covering such additional matters relating to the transactions contemplated hereby as the Agent or any Bank may reasonably request;

                  (d) receipt by the Agent of an opinion of Womble, Carlyle, Sandridge & Rice, PLLC, special counsel for the Agent, dated as of the Closing Date, substantially in the form of Exhibit E hereto and covering such additional matters relating to the transactions contemplated hereby as the Agent may reasonably request;

                  (e) receipt by the Agent of a certificate (the "Closing Certificate"), dated the Closing Date, substantially in the form of Exhibit H hereto, signed by a principal financial officer of the Borrower and the Secretary of each Guarantor, to the effect that (i) no Default has occurred and is continuing on the Closing Date; (ii) the representations and warranties of the Borrower contained in Article IV are true on and as of the Closing Date; and (iii) the representations and warranties of the Guarantors contained in the Guaranty are true on and as of the Closing Date;

                  (f) receipt by the Agent of all documents which the Agent or any Bank may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement, the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent, including without limitation a certificate of incumbency of the Borrower (the "Borrower Officer's Certificate"), signed by the Secretary or an Assistant Secretary of the Borrower, substantially in the form of Exhibit I hereto, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower authorized to execute and deliver the Loan Documents to which it is a party, and certified copies of the following items: (i) the Borrower's Certificate of Incorporation, (ii) the Borrower's Bylaws,

         (iii) a certificate of the Secretary of State of the State of incorporation of the Borrower as to the existence of the Borrower as a corporation organized under the laws of such state, and (iv) the action taken by the Board of Directors of the Borrower authorizing the Borrower's execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which it is a party;

                  (g) receipt by the Agent of all documents which the Agent or any Bank may reasonably request relating to the existence of the Guarantors, the corporate authority for and the validity of the Guaranty and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Agent, including without limitation a certificate of incumbency of each Guarantor (the "Guarantor Officer's Certificate"), signed by the Secretary or an Assistant Secretary of each Guarantor, substantially in the form of Exhibit N hereto, certifying as to the names, true signatures and incumbency of the officer or officers of the respective Guarantors authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the Guarantor's Articles of Incorporation, (ii) the Guarantor's Bylaws, (iii) a certificate of the Secretary of State of the State of the Guarantor's incorporation as to the existence of the Guarantor as a corporation, and (iv) the action taken by the Board of Directors of the Guarantor authorizing the Guarantor's execution, delivery and performance of the Guaranty and the other Loan Documents to which such Guarantor is a party;

                  (h) receipt by the Agent of the Guaranty, duly executed by each Guarantor;

                  (i) receipt by the Agent and the Banks of the calculations, financial information and other supporting data, in form satisfactory to the Agent and Banks, in their sole discretion, identifying the Subsidiaries comprising the Significant Subsidiary Group; and

                  (j) receipt by the Agent of evidence satisfactory to the Agent and the Banks that the proceeds of the initial Term Loan Borrowing shall be used by the Borrower to repay the Private Placement Debt in full.

                  SECTION 3.02. Conditions to All Borrowings. The obligation of each Bank to make a Revolving Credit Loan or Term Loan on the occasion of each Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, is subject to the satisfaction of the following conditions:

                  (a) except as provided in Sections 2.01(b)(ii) or 2.02(f), either (i) receipt by the Agent of a Notice of Borrowing as required by
         Section 2.02 (if such borrowing is a Term Loan Borrowing or a Syndicated Revolving Credit Borrowing), or (ii) compliance with the provisions of Section 2.03 (if such borrowing is a Money Market Borrowing);

                  (b) the fact that, immediately before and after such Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, no Default shall have occurred and be continuing;

                  (c) the fact that the representations and warranties of the Borrower contained in Article IV of this Agreement shall be true on and as of the date of such Revolving Credit Borrowing or Term Loan Borrowing, as the case may be;

                  (d) the fact that the representations and warranties of the Guarantors contained in the Guaranty shall be true on and as of the date of such Revolving Credit Borrowing or Term Loan Borrowing, as the case may be; and

                  (e) the fact that, immediately after such Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, (i) the aggregate outstanding principal amount of the Revolving Credit Loans of each Bank will not exceed the amount of its Revolving Credit Commitment and (ii) the aggregate outstanding principal amount of the Term Loans will not exceed the aggregate amount of the Term Loan Commitments of all of the Banks as of such date.

Each Revolving Credit Borrowing and Term Loan Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, as to the truth and accuracy of the facts specified in clauses (b), (c), (d) and (e) of this Section.

                                                    ARTICLE IV

                                          REPRESENTATIONS AND WARRANTIES

                  The Borrower represents and warrants that:

                  SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except where a failure to be so qualified would not have a Material Adverse Effect and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                  SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents (i) are within the Borrower's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except in favor of the Agent and the Banks as provided in the Loan Documents.

                  SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

                  SECTION 4.04. Financial Information. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 1996 and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on by Arthur Andersen LLP, copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

                  SECTION 4.05. Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could materially impair the ability of the Borrower to perform its obligations under, this Agreement, the Notes or any of the other Loan Documents.

                  SECTION 4.06. Compliance with ERISA. (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any unsatisfied liability to the PBGC or a Plan under Title IV of ERISA.

                  (b) Other than Lancaster Press, Inc.'s obligation to contribute to the "CWA/ITU Negotiated Pension Plan" for its employees who are Communications Workers of America, ITU #70 union members, neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA, and no such liability is expected to be incurred.

                  SECTION 4.07. Taxes. There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid; provided, however, that an Event of Default shall not be deemed to have occurred under Section 6.01(d) as a result of Lancaster Press, Inc. (or any subsidiary of Lancaster Press, Inc.) having failed to file any tax return prior to the Closing Date or pay any tax prior to the Closing Date if: (1) the failure to pay such tax or file such tax return does not result in a material liability; and (2) such tax is paid (together with any and all interest and penalties) promptly after the earlier of the Borrower having knowledge of such failure or the Agent providing notice of such failure to the Borrower, and/or such tax return is filed promptly after the earlier of the Borrower having knowledge of such failure or the Agent providing notice of such failure to the Borrower. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. United States income tax returns of the Borrower and its Subsidiaries (excluding Lancaster Press, Inc. and its subsidiaries) have been examined and closed through the Fiscal Year ended June 30, 1991. United States income tax returns of Lancaster Press, Inc. and its subsidiaries have been examined and closed through the Fiscal Year ended March 31, 1993.

                  SECTION 4.08. Subsidiaries. Each of the Borrower's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except where a failure to be in good standing or so qualified would not have a Material Adverse Effect, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, provided however, that an Event of Default shall not be deemed to have occurred under 6.01(d) as a result of Lancaster Press, Inc. (or any subsidiary of Lancaster Press, Inc.) not possessing a governmental license, authorization, consent or approval on or before May 31, 1997 if: (1) such governmental license, authorization, consent or approval is not material to the business of Lancaster Press, Inc. (or any subsidiary of Lancaster Press, Inc.); and (2) such governmental license, authorization, consent or approval is promptly obtained after the earlier of the Borrower having knowledge of such failure or the Agent providing notice of such failure to the Borrower. As of the Closing Date, the Borrower has no Subsidiaries except those Subsidiaries listed on Schedule 4.08. Each Compliance Certificate delivered by the Borrower pursuant to Section 5.01(c) sets forth the complete name and jurisdiction of the incorporation of each Subsidiary of the Borrower created, formed or acquired during the time period covered by the financial statements applicable to such Compliance Certificate. Schedule 4.08 and such Compliance Certificates accurately set forth each such Subsidiary's complete name and jurisdiction of incorporation.

                  SECTION 4.09. Not an Investment Company. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  SECTION 4.10 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                  SECTION 4.11. Ownership of Property; Liens. Each of the Borrower and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.08.

                  SECTION 4.12. No Default. Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                  SECTION 4.13. Full Disclosure. All information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which could have or cause a Material Adverse Effect.

                  SECTION 4.14. Environmental Matters. (a) Neither the Borrower nor any Subsidiary is subject to any Environmental Liability which is reasonably likely to have a Material Adverse Effect and, except as disclosed on Schedule 4.14, neither the Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the Properties has been identified on any current or proposed
(i) National Priorities List under 40 C.F.R. ss. 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

                  (b) Except as disclosed on Schedule 4.14, no Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials, such as inks, other chemicals used in printing operations, cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements.

                  (c) The Borrower, and each of its Subsidiaries and Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower's, and each of its Subsidiary's and Affiliate's, respective businesses, except where a failure to procure an Environmental Authorization or a failure to comply with an Environmental Requirement would not, singly or in the aggregate, have a Material Adverse Effect..

                  SECTION 4.15. Compliance with Laws. The Borrower and each Subsidiary is in compliance with all applicable laws, including, without limitation, all Environmental Laws, except where any failure to comply with any such laws would not, alone or in the aggregate, have a Material Adverse Effect.

                  SECTION 4.16. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the

Borrower's Wholly Owned Subsidiaries are owned by the Borrower, directly or indirectly, free and clear of any Lien or adverse claim. At least a majority of the issued shares of capital stock of each of the Borrower's other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Borrower, directly or indirectly, free and clear of any Lien or adverse claim.

                  SECTION 4.17. Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Term Loan or Revolving Credit Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.

                  SECTION 4.18. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Term Loans and Revolving Credit Loans under this Agreement, the Borrower will not be "insolvent," within the meaning of such term as used in O.C.G.A. ss. 18-2-22 or as defined in ss. 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

                  SECTION 4.19. Existing Facility. Upon disbursement of the initial borrowing under this Agreement, the Borrower and the Guarantors shall have fully paid and performed any and all indebtedness, liabilities and obligations under the Existing Facility and the Existing Facility shall be terminated.

                                                     ARTICLE V

                                                     COVENANTS

                  The Borrower agrees that, so long as any Bank has any Revolving Credit Commitment or Term Loan Commitment hereunder or any amount payable under any Note remains unpaid:

                  SECTION 5.01. Information. The Borrower will deliver to each of the Banks:

                  (a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of income, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Arthur Anderson LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Banks;

                  (b) as soon as available and in any event within 45 days after the end of each of the first 3 Fiscal Quarters of each Fiscal Year, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated and consolidating statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer, the chief accounting officer or the treasurer of the Borrower;

                  (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit J (a "Compliance Certificate"), of the chief financial officer, the chief accounting officer or the treasurer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.03 through 5.08, inclusive, and 5.11 on the date of such financial statements; (ii) identifying the complete name and jurisdiction of incorporation of each Subsidary of the Borrower created, formed or acquired during the time period covered by such financial statements; (iii) identifying the Subsidiaries comprising the Significant Subsidiary Group and setting forth the calculations, financial information and other data supporting such determination; and (iv) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (d) simultaneously with the delivery of each set of annual financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default existed on the date of such financial statements;

                  (e) within 5 Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer, the chief accounting officer or the treasurer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

                  (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

                  (h) if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or
         (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

                  (i) promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Borrower and/or any Subsidiary for $5,000,000 or more in excess of amounts covered in full by applicable insurance; and

                  (j) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

                  SECTION 5.02. Inspection of Property, Books and Records. The Borrower will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense prior to the occurrence of an Event of Default and at the Borrower's expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

                  SECTION 5.03. Ratio of Consolidated Funded Debt to Consolidated Total Capital. The ratio of Consolidated Funded Debt to Consolidated Total Capital will not at any time during the period commencing on the Closing Date and continuing until the Term Loan Maturity Date, exceed 0.60 to 1.00.

                  SECTION 5.04. Minimum Consolidated Net Worth. Consolidated Net Worth will at no time be less than $95,000,000 plus the sum of: (i) 100% of the cumulative Net Proceeds of Capital Stock received during any period after the Closing Date, calculated quarterly, and (ii) 50% of the cumulative Reported Net Income of the Borrower and its Consolidated Subsidiaries during any period after March 31, 1996 (taken as one accounting period), calculated quarterly but excluding from such calculations of Reported Net Income for purposes of this clause (ii) any quarter in which the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries is negative.

                  SECTION 5.05. Fixed Charges Coverage. At the end of each Fiscal Quarter the Fixed Charge Coverage Ratio shall not be less than: (i) 1.50 to 1.00 for the period commencing with the Fiscal Quarter ending June 30, 1996, and continuing through the Fiscal Quarter ending June 30, 1997 (inclusive); and
(ii) 1.75 to 1.00 for the period commencing with the Fiscal Quarter ending September 30, 1997, and continuing for each Fiscal Quarter thereafter.

                  SECTION 5.06. Loans or Advances. Neither the Borrower nor any of its Subsidiaries shall make loans or advances to any Person except: (i) loans or advances to employees made in the ordinary course of business and consistently with practices existing on June 30, 1996, in an aggregate outstanding principal amount that does not exceed at any time one percent (1%) of Consolidated Total Assets; (ii) deposits required by government agencies or public utilities; and (iii) loans or advances to Subsidiaries; provided that after giving effect to the making of any loans, advances or deposits permitted by clause (i), (ii) or (iii) of this Section, no Default shall have occurred and be continuing.

                  SECTION 5.07. Investments. Neither the Borrower nor any of its Subsidiaries shall make Investments in any Person except as permitted by Section
5.06 and except Investments in (i) direct obligations of the United States Government maturing within one year, (ii) certificates of deposit issued by a commercial bank whose long term certificates of deposit are rated at least A or the equivalent thereof by Standard & Poor's Corporation or A2 or the equivalent thereof by Moody's Investors Service, Inc., (iii) commercial paper rated A-1 or the equivalent thereof by Standard & Poor's Corporation or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within 6 months after the date of acquisition; (iv) tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor's Corporation and AA or the equivalent thereof by Moody's Investors Service, Inc.; (v) Permitted Acquisitions; and/or (vi) Investments not permitted under Sections 5.07(i) through (v) if immediately after giving effect to such Investments not permitted under Sections 5.07(i) through (v), the aggregate amount of all such Investments made pursuant to this Section 5.07 (vi) does not exceed $5,000,000.

                  SECTION 5.08.  Negative Pledge.  Neither the Borrower nor any Consolidated
Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

                  (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $5,000,000;

                  (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

                  (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

                  (d) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

                  (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

                  (f) Liens securing Debt owing by any Subsidiary to the Borrower or to a Wholly- Owned Subsidiary;

                  (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

                  (h) Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

                  (i) Liens securing taxes, assessments or other similar governmental charges or levies which are not yet due and payable;

                  (j) Liens arising out of any litigation or legal proceeding which are being contested in good faith by appropriate proceedings diligently pursued;

                  (k) Liens of the type described in Section 9.04 hereof (as long as no such Lien in favor of any Person other than one of the Banks extends to deposits in or held by such Bank);

                  (l)  any Lien on Margin Stock; and

                  (m) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt (other than indebtedness represented by the Notes) in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Total Assets.

                  SECTION 5.09. Maintenance of Existence. The Borrower shall, and shall cause each Significant Subsidiary to, except as permitted by Section 5.11, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

                  SECTION 5.10. Dissolution. Neither the Borrower nor any of its Significant Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except through corporate reorganization to the extent permitted by Section 5.11.

                  SECTION 5.11. Consolidations, Mergers and Sales of Assets. The Borrower will not, nor will it permit any Significant Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets (including, without limitation, any of its Subsidiaries) to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower or a Subsidiary may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower or the Subsidiary, as the case may be, is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries of the Borrower may merge with the Borrower or one another, provided the conditions set forth in Section 5.11(a)(i) and (iii) are satisfied, and in the case of a merger with the Borrower, the Borrower is the corporation surviving such merger, and (c) the foregoing limitation on the sale, lease or other transfer of assets (including, without limitation, the sale or transfer of a Subsidiary) and on the discontinuation or elimination of a business line or segment shall not prohibit, during any Fiscal Quarter, a sale or transfer of assets (including, without limitation, the sale or transfer of a Subsidiary) or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so sold or transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets sold or transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding seven Fiscal Quarters, constituted more than 10% of Consolidated Total Assets at the end of such Fiscal Quarter.

                  SECTION 5.12. Use of Proceeds. (a) No portion of the proceeds of the Term Loans and Revolving Credit Loans will be used by the Borrower or any Subsidiary (i) in connection with, either directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation (other than in connection with an acquisition that constitutes a Permitted Acquisition), (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation.

                           (b) The proceeds of the Term Loans and Revolving
Credit Loans made on the date of the initial borrowing hereunder shall be used exclusively by the Borrower to refinance existing indebtedness of the Borrower under: (i) the Existing Facility; and (ii) repayment in full of the Private Placement Debt.

                  SECTION 5.13. Compliance with Laws; Payment of Taxes. (a) The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply in all material respects with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any Subsidiary, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Agent, the Borrower shall have set up reserves in accordance with GAAP.

         (b) The Borrower shall not permit the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to Multiemployer Plans incurred by the Borrower and members of the Controlled Group to exceed $1,000,000 at any time. For purposes of this Section 5.13(b), the amount of withdrawal liability of the Borrower and members of the Controlled Group at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof which the Borrower and members of the Controlled Group have paid or as to which the Borrower reasonably believes, after appropriate consideration of possible adjustments arising under Sections 4219 and 4221 of ERISA, it and members of the Controlled Group will have no liability, provided that the Borrower shall obtain prompt written advice from independent actuarial consultants supporting such determination. The Borrower agrees (i) once in each year, beginning with 1996, to request and obtain a current statement of the withdrawal liability of the Borrower and members of the Controlled Group from each Multiemployer Plan, if any, and (ii) to transmit a copy of such statement to the Agent and the Banks within fifteen
(15) days after the Borrower receives the same.

                  SECTION 5.14. Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary's own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

                  SECTION 5.15. Change in Fiscal Year. The Borrower will not change its Fiscal Year without the consent of the Required Banks.

                  SECTION 5.16. Maintenance of Property. The Borrower shall, and shall cause each Subsidiary to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

                  SECTION 5.17. Environmental Notices. The Borrower shall furnish to the Banks and the Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

                  SECTION 5.18. Environmental Matters. The Borrower and its Subsidiaries will not, and will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for: (1) Hazardous Materials such as inks, other chemicals used in printing operations, cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements; and (2) the trichloroethylene that is being remediated at the property commonly known as 3575 Hempland Road, Lancaster, Pennsylvania, as described on Schedule 4.14.

                  SECTION 5.19. Environmental Release. The Borrower agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

                  SECTION 5.20. Transactions with Affiliates. Neither the Borrower nor any of its Subsidiaries shall enter into, or be a party to, any transaction with any Affiliate of the Borrower or such Subsidiary (which Affiliate is not the Borrower or a Subsidiary), except as permitted by law and in the ordinary course of business, and pursuant to terms which are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person which is not an Affiliate.

                  SECTION 5.21 Significant Subsidiaries. The Borrower shall (i) provide the Agent prompt written notice of the creation, formation or acquisition of any Significant Subsidiary which has not previously executed the Guaranty (and of the fact that a Subsidiary which was not previously a Significant Subsidiary and which has not previously executed the Guaranty has become a Significant Subsidiary), and (ii) as soon as practicable and in any event within thirty (30) days after the creation, formation or acquisition of such Significant Subsidiary cause such Significant Subsidiary to execute the Guaranty in favor of the Agent and the Banks and deliver to the Agent all resolutions, opinions of legal counsel and other documents that the Agent or any Bank may reasonably request relating to the existence of such Significant Subsidiary, the corporate authority for and validity of the Guaranty and any other matters relevant thereto; provided, that: (A) except as provided in (B), once a Significant Subsidiary executes the Guaranty, if at any time thereafter the Subsidiary is not a Significant Subsidiary, such Subsidiary shall, nevertheless, continue to be obligated under the Guaranty and shall not be released from the Guaranty; and (B) if a Guarantor ceases to be a Subsidiary of the Borrower as a result of the Borrower's transfer or sale of one hundred percent (100%) of the capital stock of such Subsidiary in accordance with and subject to the terms of Section 5.11, the Agent and Banks agree to release such Subsidiary from the Guaranty.

                  SECTION 5.22 Acquisitions. The Borrower will not, nor will it permit any Subsidiary to purchase, lease or otherwise acquire (in a single transaction or in a series of transactions), directly or indirectly: (i) all or any substantial part of the assets or stock of any other Person; (ii) a business line or segment of any other Person; or (iii) control of any other Person, if the total amount expended, assumed or incurred by the Borrower and Subsidiaries of the Borrower in connection with any such purchase, lease or acquisition exceeds $25,000,000.

                                                    ARTICLE VI

                                                     DEFAULTS

                  SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

                  (a) the Borrower shall fail to pay when due any principal of any Revolving Credit Loan or any Term Loan or shall fail to pay any interest on any Revolving Credit Loan or any Term Loan within five Domestic Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five Domestic Business Days after such fee or other amount becomes due; or

                  (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.02(ii), or 5.03, 5.04, 5.05, or 5.09 to 5.12,
         inclusive, or Section 5.21(ii); or

                  (c) the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above) for thirty days after the earlier of (i) the first day on which the Borrower has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Agent at the request of any Bank; or

                  (d) any representation, warranty, certification or statement made or deemed made by the Borrower in Article IV of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

                  (e) the Borrower or any Subsidiary shall fail to make any payment in respect of Debt outstanding (other than the Notes) in an aggregate principal amount in excess of $5,000,000 when due or within any applicable grace period; or

                  (f) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of the Borrower or any Subsidiary in an aggregate principal amount in excess of $5,000,000 or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders' behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

                  (g) the Borrower or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

                  (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

                  (i) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans in a distress termination under Section 4041(c) of ERISA shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

                  (j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

                  (k) a federal tax lien shall be filed against the Borrower or any Significant Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Significant Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

                  (l) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

                  (m) the Guaranty shall cease to be in full force and effect or the occurrence of an Event of Default (as defined in the Guaranty) under the Guaranty;

then, and in every such event, the Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Revolving Credit Commitments and Term Loan Commitments and they shall thereupon terminate, and (ii) if requested by the Required Banks, by notice to the Borrower declare the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Notes (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower, any Guarantor or any other act by the Agent or the Banks, the Revolving Credit Commitments and the Term Loan Commitments shall thereupon automatically terminate and the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, the Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Banks.

                  SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower of any Default under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

                                                    ARTICLE VII

                                                     THE AGENT

                  SECTION 7.01. Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Bank under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Banks, and then only on terms and conditions satisfactory to the Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The provisions of this Article VII are solely for the benefit of the Agent and the Banks, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and under the other Loan Documents, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation (other than such obligations that are specifically described herein) towards or relationship of agency or trust with or for the Borrower. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Bank.

                  SECTION 7.02. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

                  SECTION 7.03. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal of or interest on the Term Loans or the Revolving Credit Loans) unless the Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall give each Bank prompt notice of each non-payment of principal of or interest on the Term Loans and the Revolving Credit Loans, whether or not it has received any notice of the occurrence of such non-payment. The Agent shall (subject to Section 9.05) take such action with respect to such Default or Event of Default as shall be directed by the Required Banks; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

                  SECTION 7.04. Rights of Agent and its Affiliates as a Bank. With respect to any Term Loan or Revolving Credit Loan made by Wachovia or an Affiliate of Wachovia, such Affiliate and Wachovia in their capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not an Affiliate of Wachovia (or in Wachovia's case, acting as the Agent), and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include such Affiliate of Wachovia or Wachovia in its individual capacity. Such Affiliate and Wachovia may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if they were not an Affiliate of the Agent or the Agent, respectively; and such Affiliate and Wachovia may accept fees and other consideration from the Borrower (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and Wachovia) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Banks.

                  SECTION 7.05. Indemnification. Each Bank severally agrees to indemnify the Agent, to the extent the Agent shall not have been reimbursed by the Borrower, ratably in accordance with the aggregate amount of its Revolving Credit Commitment and Term Loan Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided, however, that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

                  SECTION 7.06. CONSEQUENTIAL DAMAGES. THE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY BANK, THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                  SECTION 7.07. Payee of Note Treated as Owner. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent and the provisions of Section 9.07(c) have been satisfied. Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

                  SECTION 7.08. Non-Reliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself (or any Bank) informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Person (or any of their Affiliates) which may come into the possession of the Agent. Each Bank acknowledges that each Bank designated as a "Co-Agent" on the signature pages of this Agreement shall have no right, duty or responsibility, and shall incur no liability, under this Agreement in its capacity as a Co-Agent.

                  SECTION 7.09. Failure to Act. Except for action expressly required of the Agent hereunder or under the other Loan Documents, the Agent shall in all cases be fully justified in failing



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



or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Agent by reason of taking, continuing to take, or failing to take any such action.

                  SECTION 7.10. Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent that has been duly appointed by the Required Banks shall have accepted such appointment within 30 days after the retiring Agent's notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent. Any successor Agent shall be a bank which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.


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                                                        52

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                                                   ARTICLE VIII

                                       CHANGE IN CIRCUMSTANCES; COMPENSATION

                  SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

                  (a) the Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

                  (b) the Required Banks advise the Agent that the London Interbank Offered Rate, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding the relevant type of Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make the Euro-Dollar Loans specified in such notice shall be suspended. Unless the Borrower notifies the Agent at least 2 Domestic Business Days before the date of any Euro-dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such borrowing shall instead be made as a Base Rate Borrowing.

                  SECTION 8.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an "Authority" and any such event being referred to as a "Change of Law"), or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Euro-Dollar Loan of such Bank, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

                  SECTION 8.03. Increased Cost and Reduced Return. (a) If after the date hereof, a Change of Law or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

                  (i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Euro-Dollar Loans or any other amounts due under this Agreement in respect of its Euro-Dollar Loans or its obligation to make Euro-Dollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Lending Office is located); or

                  (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or

                  (iii) shall impose on any Bank (or its Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

                  (b) If any Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

                  (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

                  (d) The provisions of this Section 8.03 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

                  SECTION 8.04. Base Rate Loans Substituted for Euro-Dollar Loans. If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

                  (a) all Term Loans and Revolving Credit Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans (in all cases interest and principal on such Term Loans or Revolving Credit Loans, as the case may be, shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

                  (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

In the event that the Borrower shall elect that the provisions of this Section shall apply to any Bank, the Borrower shall remain liable for, and shall pay to such Bank as provided herein, all amounts due such Bank under Section 8.03 in respect of the period preceding the date of conversion of such Bank's Term Loans and Revolving Credit Loans resulting from the Borrower's election.

                  SECTION 8.05. Compensation. Upon the request of any Bank, delivered to the Borrower and the Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any loss, cost or expense incurred by such Bank as a result of:

         (a) any payment or prepayment (pursuant to Section 2.10, Section 2.11 or otherwise) of a Euro-Dollar Loan or a Money Market Loan on a date other than the last day of an Interest Period for such Euro-Dollar Loan or Money Market Loan, as the case may be;

         (b) any failure by the Borrower to prepay a Euro-Dollar Loan or a Money Market Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder;

         (c) any failure by the Borrower to borrow a Euro-Dollar Loan on the date for the Euro-Dollar Borrowing of which such Euro-Dollar Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02; or

         (d) any failure by the Borrower to borrow a Money Market Loan (with respect to which the Borrower has accepted a Money Market Quote) on the date for the Money Market Borrowing of which such Money Market Loan is a part specified in the applicable Money Market Quote Request delivered pursuant to Section 2.03;

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Loan provided for herein over
(y) the amount of interest (as reasonably determined by such Bank) such Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

                                                    ARTICLE IX

                                                   MISCELLANEOUS

                  SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective(i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified in this Section and the telecopy machine used by the sender provides a written confirmation that such telecopy has been so transmitted or receipt of such telecopy transmission is otherwise confirmed,
(ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II or Article VIII shall not be effective until received.

                  SECTION 9.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 9.03.  Expenses; Documentary Taxes; Indemnification.  (a) The Borrower
shall pay(i) all out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Banks and the Agent, in connection with the preparation of this Agreement and



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



the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all out-of-pocket expenses incurred by the Agent or any Bank, including reasonable fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

                  (b) The Borrower shall indemnify the Agent and each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

                  (c) The Borrower shall indemnify the Agent, the Banks and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Bank hereunder or breach by the Borrower of this Agreement or any other Loan Document or from any investigation, litigation (including, without limitation, any actions taken by the Agent or any of the Banks to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Agent and each Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, reasonable legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

                  SECTION 9.04. Set-Offs; Sharing of Set-Offs. (a) The Borrower hereby grants to each Bank, as security for the full and punctual payment and performance of the obligations of the Borrower under this Agreement, a continuing lien on and security interest in all deposits and other sums credited by or due from such Bank to the Borrower or subject to withdrawal by the Borrower; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, each Bank may at any time upon or after the occurrence of any Event of Default, and without notice to the Borrower, set off the whole or any portion or portions of any or all such deposits and other sums against such obligations, whether or not any other Person or Persons could also withdraw money therefrom.

                  (b) Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Syndicated Revolving Credit Notes and Term Loan Notes held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of all principal and interest owing with respect to the Syndicated Revolving Credit Note and Term Loan Notes held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Syndicated Revolving Credit Notes and Term Loan Notes held by the other Banks owing to such other Banks, and/or such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Syndicated Revolving Credit Notes and Term Loan Notes held by the Banks owing to such other Banks shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness (including, without limitation, Money Market Loans) of the Borrower other than its indebtedness under the Syndicated Revolving Credit Notes and Term Loan Notes, and (ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Bank's ratable share (according to the proportion of (x) the amount of such other Bank's required repayment to (y) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Syndicated Revolving Credit Note and Term Loan Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

                  SECTION 9.05. Amendments and Waivers. (a) Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all of the Banks, (i) change the Revolving Credit Commitment or Term Loan Commitment of any Bank or subject any Bank to any additional obligation, (ii) change the principal of or rate of interest on any Term Loan or Revolving Credit Loan or change the amount of any fees hereunder or the amount of the Obligations (as defined in the Guaranty) payable by any Guarantor under the Guaranty, (iii) change the date fixed for any payment of principal of or interest on any Term Loan or Revolving Credit Loan or any fees hereunder or any of the Obligations (as defined in the Guaranty) under the Guaranty, (iv) change the amount of principal, interest or fees due on any date fixed for the payment thereof under this Agreement, the Notes or any other Loan Document, (v) change the percentage of the Revolving Credit Commitment or Term Loan Commitment or of the aggregate unpaid principal amount of the Notes, or the percentage of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement,
(vi) change the manner of application of any payments made under this Agreement, the Guaranty or the Notes, (vii) release or substitute all or any substantial part of the collateral (if any) held as security for the Term Loans or the Revolving Credit Loans, (viii) waive any of the conditions precedent contained in Section 3.01 or Section 3.02, or (ix) release, discharge or terminate any guaranty given to support payment of the Term Loans or Revolving Credit Loans (including, without limitation, the Guaranty).

                  (b) The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Bank shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to each Bank forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Banks. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Banks.

                  SECTION 9.06. Margin Stock Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

                  SECTION 9.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

                  (b) Any Bank may at any time sell to one or more Persons (each a "Participant") participating interests in any Term Loan or Revolving Credit Loan owing to such Bank, any Note held by such Bank, any Term Loan Commitment or Revolving Credit Commitment hereunder or any other interest of such Bank hereunder. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank's obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related Term Loan or Revolving Credit Loan or Term Loans or Revolving Credit Loans, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Term Loan or Revolving Credit Loan or Term Loans or Revolving Credit Loans, (iii) the change of the principal of the related Term Loan or Revolving Credit Loan or Term Loans or Revolving Credit Loans, (iv) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) facility fee is payable hereunder from the rate at which the Participant is entitled to receive interest or facility fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the collateral (if any) held as security for the Term Loans or Revolving Credit Loans, or (vi) the release of any guaranty given to support payment of the Term Loans or Revolving Credit Loans. Each Bank selling a participating interest in any Term Loan or Revolving Credit Loan, Note, Term Loan Commitment, Revolving Credit Commitment or other interest under this Agreement shall, within 10 Domestic Business Days of such sale, provide the Borrower and the Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Term Loans and Revolving Credit Loans outstanding from time to time.

                  (c) Any Bank may at any time assign to one or more banks or financial institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit K, executed by such Assignee, such transferor Bank and the Agent (and, in the case of (i) an Assignee that is not then a Bank or an Affiliate of a Bank; and
(ii) an assignment not made during the existence of an Event of Default, by the Borrower); provided that (i) no interest may be sold by a Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Bank's Term Loan Commitment and Revolving Credit Commitment, (ii) the aggregate amount of the Term Loan Commitment and Revolving Credit Commitment of the assigning Bank subject to such assignment (determined as of the effective date of the assignment) shall be equal to $5,000,000 (or any larger multiple of $1,000,000), (iii) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank without the consent of the Borrower, which consent shall not be unreasonably withheld, provided that the Borrower's consent shall not be necessary with respect to any assignment made during the existence of an Event of Default; (iv) a Bank may not, at any one time, have more than two
(2)Assignees that either: (y) are not then Banks or an Affiliate of such a Bank; or (z) that were not previously Banks; and (v) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank, without the consent of the Agent, which consent shall not be unreasonably withheld, provided, that, although the Agent's consent may not be necessary with respect to an Assignee that is then a Bank or an Affiliate of a Bank, no such assignment shall be effective until the conditions set forth in the following sentence are satisfied. Upon (A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, the Agent and (if applicable) the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Agent, (C) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, and (D) payment by the assigning Bank of a processing and recordation fee of $2,500 to the Agent, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement (including, without limitation, the rights of a Bank under Section 2.03) to the same extent as if it were an original party hereto with a Term Loan Commitment and Revolving Credit Commitment, as the case may be, as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to each of such Assignee and such transferor Bank.

                  (d) Subject to the provisions of Section 9.08, the Borrower authorizes each Bank to disclose to any Participant, Assignee or other transferee (each a "Transferee") and any prospective Transferee any and all financial and other information in such Bank's possession concerning the

Borrower which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank's credit evaluation prior to entering into this Agreement.

                  (e) No Transferee shall be entitled to receive any greater payment under Section 8.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of
Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

                  (f) Anything in this Section 9.07 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of the Term Loans, Revolving Credit Loans and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Term Loans, Revolving Credit Loans and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned Term Loans, Revolving Credit Loans and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.

                  SECTION 9.08. Confidentiality. Each Bank agrees to exercise its best efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from anyone other than persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Term Loans and Revolving Credit Loans; provided, however, that nothing herein shall prevent any Bank from disclosing such information (i) to any other Bank, (ii) upon the order of any court or administrative agency,
(iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Agent, any Bank or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder,
(vii) to such Bank's legal counsel, Affiliates and independent auditors and
(viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 9.08.

                  SECTION 9.09. Representation by Banks. Each Bank hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Term Loans and Revolving Credit Loans hereunder for its own account in the ordinary course of such business; provided, however, that, subject to Section 9.07, the disposition of the Note or Notes held by that Bank shall at all times be within its exclusive control.

                  SECTION 9.10. Obligations Several. The obligations of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

                  SECTION 9.11. Survival of Certain Obligations. Sections 8.03(a), 8.03(b), 8.05 and 9.03, and the obligations of the Borrower thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement and the Revolving Credit Commitments and Term Loan Commitments and the payment in full of the principal of and interest on all Term Loans and Revolving Credit Loans.

                  SECTION 9.12. Georgia Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of Georgia.

                  SECTION 9.13. Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

                  SECTION 9.14. Interest. In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to any Bank by the Borrower or inadvertently received by any Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify such Bank in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

                  SECTION 9.15. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

                  SECTION 9.16. Consent to Jurisdiction. The Borrower (a) submits to personal jurisdiction in the State of Georgia, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Loan Documents, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of Georgia for the purpose of litigation to enforce this Agreement, the Notes or the other Loan Documents, and (c) agrees that service of process may be made upon it in the manner prescribed in Section 9.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Agent from bringing



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



any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction.

                  SECTION 9.17. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  SECTION 9.18. Termination of Existing Facility. The Borrower hereby agrees that effective as of the Closing Date the Existing Facility is terminated.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

                                 CADMUS COMMUNICATIONS CORPORATION


                                 By: ___________________________ (SEAL)
                                 Title: Vice President and Treasurer
                                 Suite 500
                                 6620 West Broad Street
                                 Richmond, Virginia 23230
                                 Attention: Mr. David E. Bosher
                                 Telecopy number:(804) 287-5683
                                 Telephone number: (804) 287-5680


                                 WACHOVIA BANK OF GEORGIA, N.A., as Agent


                                 By: ___________________________ (SEAL)
                                 Title:

                                 Wachovia Bank of Georgia, N.A.
                                 191 Peachtree Street, N.E.
                                 Atlanta, Georgia  30303-1757
                                 Attention: Beth Dreiling
                                 Telecopy number:           (404) 332-4005
                                 Telephone number:          (404) 332-4008



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


COMMITMENTS:


Revolving Credit Commitment:
$30,000,000                             WACHOVIA BANK OF NORTH CAROLINA, N.A.,
                                          as a Bank

Term Loan Commitment:
$10,000,000
                                       By:______________________________(SEAL)
                                       Title:_____________________________

                                            Lending Office:

                                         Wachovia Bank of North Carolina, N.A.
                                         100 North Main Street
                                         P. O. Box 3099
                                         Winston-Salem, N.C. 27150
                                         Attention: Haywood Edmundson, V
                                         Telecopy number:  (910) 732-6935
                                         Telephone number: (910) 732-7614

Revolving Credit Commitment:
$28,125,000                            FIRST UNION NATIONAL BANK OF VIRGINIA,
                                          as Co-Agent and as a Bank


Term Loan Commitment:                   By:___________________________ (SEAL)
$9,375,000                                           Title:

                                        Lending Office
                                        First Union National Bank of Virginia
                                        One James Center
                                        901 East Cary Street
                                        Richmond, Virginia 23219
                                        Attention: Lowndes Burke
                                        Telecopy number:        (804) 788-9673
                                        Telephone number:      (804) 788-9732

Revolving Credit Commitment:             NATIONSBANK, N.A.,
$28,125,000                              as Co-Agent and as a Bank


Term Loan Commitment:                    By:___________________________ (SEAL)
$9,375,000                                           Title:

                                     Lending Office
                                     NationsBank, N.A.
                                     4th Floor Pavilion
                                     1111 East Main Street
                                     Richmond, Virginia 23277-0001
                                     Attention: E. Turner Coggin
                                     Telecopy number:        (804) 788-3669
                                     Telephone number:      (804) 788-3455

Revolving Credit Commitment:            CRESTAR BANK,
$17,250,000                             as a Bank


Term Loan Commitment:                   By:___________________________ (SEAL)
$5,750,000                              Title:

                                        Lending Office
                                        Crestar Bank
                                        919 East Main Street
                                        Richmond, Virginia 23219
                                        Attention: Brad Booker
                                        Telecopy number:        (804) 782-5413
                                        Telephone number:      (804) 782-7781

Revolving  Credit Commitment              SUNTRUST BANK, ATLANTA
$8,250,000

Term Loan Commitment                        By:                   (SEAL)
$2,750,000                                           Title:

                                            By:                   (SEAL)
                                            Title:

                                            Lending Office
                                            SunTrust Bank, Atlanta
                                            25 Park Place
                                            Mail Code 118
                                            Atlanta, Georgia  30303
                                            Attention:  Ruth Whitner
                                            Telecopy number:   (404) 658-4905
                                            Telephone number:  (404) 588-7915

Revolving  Credit Commitment               SIGNET BANK
$8,250,000

Term Loan Commitment                        By:                  (SEAL)
$2,750,000                                           Title:

                                            Lending Office
                                            Signet Bank
                                            Upper Mezzanine
                                            800 East Main Street
                                            Richmond, Virginia  23219
                                            Attention:  Bill Garrison
                                            Telecopy number:  (804) 771-7151
                                            Telephone number: (804) 771-7259




--------------

TOTAL COMMITMENTS:
Revolving Credit Commitment:
$120,000,000.00

Term Loan Commitment:

$40,000,000.00


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